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                                                                      Exhibit 11
                    POTASH CORPORATION OF SASKATCHEWAN INC.
                       COMPUTATION OF PER SHARE EARNINGS
                        FOR THE YEARS ENDED DECEMBER 31

                  (Figures and amounts expressed in thousands,
                    except per share and per option amounts)


                                                            1998       1997       1996       1995       1994
                                                        ---------  ---------  ---------  ---------  --------
A      Net income as reported, Canadian GAAP..........  $261,003   $297,138   $209,036   $159,486   $91,219
B      Items adjusting net income.....................         0    (11,382)    (7,216)    18,598    (4,539)
C      Net income, US GAAP (A + B)....................  $261,003   $285,756   $201,820   $178,084   $86,680
D      Weighted average number of shares outstanding..    54,177     52,275     45,537     43,352    42,872
E      Options outstanding - opening..................     2,123      1,571      1,253        901       641
F      Options granted during the year................       824        890        592        495       408
F1     number of days outstanding.....................        56         55         54         54        55
G      Average exercise price per option..............  $  70.35   $  68.11   $  52.90   $  34.74   $ 18.00
H      Average market price per share.................  $  74.65   $  82.60   $  70.33   $  52.44   $ 29.81
I      Period end market price per share..............  $  63.88   $  83.00   $  85.00   $  70.88   $ 34.00
J      Rate of return available on option proceeds....         5%         5%         5%         5%        5%

Canadian GAAP
       Basic earnings per share (A/D).................  $   4.82   $   5.68   $   4.59   $   3.68   $  2.13
       Fully diluted earnings per share
K      Imputed earnings on option proceeds............  $  7,912   $  5,807   $  3,546   $  1,565   $   577
       (E*G*J)+(F*F1/365*G*J)
       Fully diluted earnings per share...............  $   4.77   $   5.61   $   4.53   $   3.63   $  2.11
       (A+K)/(D+E)+(F*F1/365)

United States GAAP
       Basic earnings per share (C/D).................  $   4.82   $   5.47   $   4.43   $   4.11   $  2.02

       Fully diluted earnings per share
L      Net additional shares issuable.................       170        432        457        471       416
       (E+F)-((E+F)*G/H)
       Fully diluted earnings per share  (C/(D+L))....  $   4.80   $   5.42   $   4.39   $   4.06   $  2.00